UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Canterbury Park Holding Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CANTERBURY PARK HOLDING CORPORATION

1100 Canterbury Road
Shakopee, Minnesota 55379
(952) 445-7223

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 2, 2022

Notice is hereby given that the Annual Meeting of Shareholders of Canterbury Park Holding Corporation will be held in the Triple Crown Room at Canterbury Park, 1100 Canterbury Road, Shakopee, Minnesota 55379, on Thursday, June 2, 2022, beginning at 10:00 a.m. local time, for the following purposes:

1.	To elect five directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	To ratify the appointment of Wipfli LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2022; and

3.	To approve, on a non-binding basis, the compensation paid to our named executive officers.

The Board of Directors has fixed the close of business on April 7, 2022 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

As our Annual Report to Shareholders for 2021, we are also separately supplying our Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the Securities and Exchange Commission on March 18, 2022.

All shareholders are cordially invited to attend the Annual Meeting of Shareholders in person. Whether or not you expect to attend, please vote as soon as possible. If your shares are registered in your name, information regarding how you can vote in person, over the Internet or by mail is provided in the materials sent to you, and, if you have received a proxy card, it provides information on how to vote your shares. If you hold shares beneficially through a financial institution or other nominee, please follow the voting instructions it provides. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

By Order of the Board of Directors, /s/ Randall D. Sampson Randall D. Sampson President and Chief Executive Officer

Shakopee, Minnesota

April 19, 2022

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS:

Copies of this Notice, the proxy statement following this Notice and the Company’s Annual Report on Form 10-K for its 2021 fiscal year are available at: https://canterbury-park-holding-corporation.ir.rdgfilings.com/all-sec-filings/.

CANTERBURY PARK HOLDING CORPORATION

PROXY STATEMENT

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CANTERBURY PARK HOLDING CORPORATION

PROXY STATEMENT FOR JUNE 2, 2022 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

This proxy statement is being provided on behalf of the Board of Directors (the “Board”) of Canterbury Park Holding Corporation (the “Company,” “Canterbury,” or “we”) in connection with the Annual Meeting of Shareholders to be held at Canterbury Park, 1100 Canterbury Road, Shakopee, Minnesota 55379, on Thursday, June 2, 2022, beginning at 10:00 a.m. Central Daylight Time (the “Annual Meeting”). The Board of Directors is soliciting proxies to be voted at the Annual Meeting, and at any adjournment and reconvening of the meeting. We first made this proxy statement available to our shareholders on or about April 19, 2022.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At our Annual Meeting, shareholders will be asked to vote on three matters. These are:

●	The election of five directors;

●	Ratifying the appointment of Wipfli LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and

●	Approval, on a non-binding basis, the compensation paid to our named executive officers.

During the informal portion following the formal portion of the Annual meeting, the Company’s management will also report on the Company’s performance during the last fiscal year and respond to appropriate questions from shareholders.

Will any other business be conducted?

While we do not expect that other business will be conducted at the Annual Meeting, we will consider other business, if any, that is properly presented at the meeting.

How does the Board recommend that I vote?

The Board of Directors named in this proxy statement recommends a vote:

●	“FOR” the election of the five nominees recommended by the Board of Directors;

●	“FOR” the ratification of the appointment of Wipfli LLP; and

●	“FOR” the approval, on a non-binding basis, the compensation paid to our named executive officers.

Who is entitled to vote at the meeting?

If you are a shareholder of record at the close of business on April 7, 2022, you are entitled to vote at the meeting. As of April 7, 2022, there were 4,831,686 shares of common stock outstanding and eligible to vote.

What is the difference between a shareholder of record and a street name holder?

If your shares are registered directly in your name, you are considered the “shareholder of record” for those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of those shares, and your shares are held by the financial institution or nominee in “street name.” If you are a “street name” holder, you will receive a voting instruction card, which is very similar to a proxy card. Please follow the voting instructions as directed on your voting instruction card in order to ensure your shares are voted at the meeting.

What are the voting rights of the shareholders?

Holders of common stock are entitled to one vote per share. There is no cumulative voting for the election of directors.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business. The presence, in person or by proxy, of the holders of a majority of the voting power of the shares entitled to vote at a meeting constitutes a quorum.

If the broker, bank, trustee or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform us that it does not have the authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

How do I vote my shares?

If you are a shareholder of record, you may give a proxy to be voted at the meeting either by:

●	Accessing the Internet website specified on your proxy card;

●	Calling the toll-free number specified on your proxy card; or

●	Signing and returning your proxy card in the postage-paid envelope provided.

If you hold shares beneficially in street name, you may also vote your shares by accessing the Internet website specified on your voting instruction card, by telephone or by mail following the instructions provided to you by your broker, bank, trustee or nominee. The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. You may also vote in person at the meeting as described below in “May I vote my shares in person at the meeting?” below.

What does it mean if I receive more than one proxy card or voting instruction card?

It means you hold shares of the Company stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card or, if you vote by telephone or via the Internet, vote once for each proxy card or voting instruction card you receive.

May I vote my shares in person at the meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, however, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide not to attend the meeting.

If you hold your shares in street name, and then decide to attend the meeting, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank, trustee or other nominee giving you the right to vote these shares at the meeting.

What vote is required for each proposal?

Directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing five directors as part of Proposal 1, the five nominees receiving the highest number of votes will be elected.

The affirmative vote of a majority of the outstanding shares of the Company’s common stock voting at the annual meeting in person or by proxy is required for Proposal 2, shareholder ratification of the appointment of Wipfli to serve as the Company’s independent registered public accounting firm for the 2022 fiscal year.

Approval of Proposal 3 relating to the compensation paid to our named executive officers, requires the affirmative vote of the holders of the majority of the shares present, in person or by proxy, and entitled to vote on Proposal 3.

How are votes recorded and counted?

Shareholders may either vote FOR or WITHHOLD authority to vote for each nominee for election to the Board of Directors identified in Proposal 1. Shareholders may vote FOR, AGAINST, or ABSTAIN on Proposals 2 and 3.

If you WITHHOLD authority to vote for one or more of the nominees for director, this will have no effect on the election of any director from whom votes are withheld because directors are elected by a plurality.

Abstentions will be counted for purposes of calculating whether a quorum is present at the annual meeting, but are not counted for the purposes of determining whether shareholders have approved that matter. Therefore, if you ABSTAIN from voting on Proposals 2 and 3, your abstention has the same effect as a vote against that proposal.

Brokers who hold shares in street name have discretionary authority to vote on certain “routine” items even if they have not received instructions from the persons entitled to vote these shares. However, brokers do not have authority to vote on “non-routine” items without these instructions. If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be present at the meeting for the purpose of determining a quorum but are not considered entitled to vote on proposals for which no instructions were given. Your broker or nominee has discretionary authority to vote your shares on the ratification of the appointment of Wipfli as our independent registered public accounting firm even if your broker or nominee does not receive voting instructions from you.

May I change my vote?

Yes. If you are a shareholder of record, you may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

●	By sending a written notice of revocation to our Corporate Secretary;

●	By submitting another properly signed proxy card with a later date to our Corporate Secretary;

●	If you voted by telephone or through the Internet, by voting again by telephone or through the Internet prior to the close of the voting facility; or

●	By voting in person at the meeting.

If you are a street name holder, please consult your broker, bank, trustee or nominee for instructions on how to change your vote.

All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of preparing this proxy statement and this solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name.

We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by our directors, officers and regular employees. These individuals will receive no compensation (other than their regular salaries) for these services.

How can a shareholder present a proposal at the 2023 Annual Meeting?

In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2023 Annual Meeting the written proposal must be received at our principal executive offices by the close of business on December 21, 2022. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Please review “Other Information – Shareholder Proposals and Nominees for 2023 Meeting” at the end of this proxy statement.

In addition, shareholders should review “Other Information – Shareholder Proposals and Nominees for 2022 Meeting” for more information regarding the steps to be taken under our bylaws for such proposal to be properly brought before shareholders at our 2023 Annual Meeting, whether or not the proposal would be included in our proxy statement for that meeting.

How can a shareholder get a copy of the Company’s 2021 Annual Report on Form 10-K?

Our Annual Report on Form 10-K for our fiscal year ended December 31, 2021 is being supplied as our Annual Report to Shareholders for 2021 with this proxy statement. It is also available electronically with this proxy statement at the link on the Notice of Annual Meeting above. Our Annual Report on Form 10-K is also available at our website, www.canterburypark.com, by following the “SEC Filings” link in the “Investors” page.

What if I do not specify a choice for any matter when returning my proxy?

If you just sign and submit your proxy without voting instructions, the persons named as proxies on the proxy card will vote your shares “FOR” the election of each of the nominees to the Board of Directors presented in Proposal 1 and “FOR” each of Proposals 2 and 3.

If any other matters come up for a vote at the meeting, the proxy holders will vote according to the recommendations of our Board of Directors or, if there is no recommendation, in their own discretion.

CORPORATE GOVERNANCE AND BOARD MATTERS

General.

Our Board of Directors is committed to sound and effective corporate governance practices. Our policies comply with the rules of the Securities and Exchange Commission (“SEC”) and listing standards of the Nasdaq Stock Market (“Nasdaq”). We also periodically review our governance policies and practices in comparison to those suggested by authorities in corporate governance and the practices of other public companies.

You can access the charters of our Audit Committee, Compensation Committee, Governance Committee, and our Code of Conduct and our Governance Guidelines in the Investors section of our website at www.canterburypark.com or by writing to the Investor Relations Department at: Canterbury Park Holding Corporation, 1100 Canterbury Road, Shakopee, Minnesota 55379, or by e-mailing our Investor Relations Department at investorrelations@canterburypark.com.

Director Independence.

The Board of Directors follows director independence guidelines that are consistent with the definitions of “independence” set forth in Nasdaq’s listing standards. In accordance with these guidelines, the Board of Directors has reviewed and considered facts and circumstances relevant to the independence of each of our current directors and our director nominees and has determined that, each of the following current directors qualifies as “independent” under Nasdaq listing standards: Maureen H. Bausch, Mark Chronister, John S. Himle, Carin J. Offerman and Dale H. Schenian. Current director Randall D. Sampson does not qualify as independent under Nasdaq listing standards because he is our President and Chief Executive Officer.

Board Committees and Committee Independence.

Board Committees. Our Board of Directors has established three committees: an Audit Committee, a Compensation Committee, and a Governance Committee. The composition and function of each of these committees are set forth below.

Audit Committee. The Audit Committee is responsible for the engagement, retention and replacement of the independent auditors, approval of transactions between us and a director or executive officer unrelated to service as a director or officer, approval of non-audit services provided by our independent registered public accounting firm, oversight of our accounting, financial reporting and internal controls, and the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters. Wipfli, our independent registered public accounting firm, reports directly to the Audit Committee. The Audit Committee operates under a formal charter that is reviewed annually. The current members of the Audit Committee are Mark Chronister (Chair), Carin J. Offerman, and John S. Himle, each of whom is independent under Rule 10A-3 of the Exchange Act and Nasdaq listing standards. Further, the Board of Directors has determined that Ms. Offerman and Mr. Chronister meet the Securities and Exchange Commission definition of an “audit committee financial expert.” As required by its charter, all of the members of the Audit Committee meet the Nasdaq requirements regarding financial literacy and financial sophistication. The Audit Committee held four regular meetings during 2021.

Compensation Committee. The Compensation Committee provides oversight of our overall compensation strategy, reviews and recommends to the Board of Directors the compensation of our Chief Executive Officer and the other executive officers, administers our equity-based compensation plans and oversees our 401(k) Plan and similar employee benefit plans. The Compensation Committee operates under a charter that is reviewed annually. The current members of the Compensation Committee are Carin J. Offerman (Chair), Maureen H. Bausch, and Mark Chronister, each of whom is independent under Nasdaq listing standards and the independence requirements of the Securities and Exchange Commission. The Compensation Committee held two meetings in 2021.

Governance Committee. Under its charter, the Governance Committee assists the Board in identifying qualified individuals to become directors, makes recommendations to the Board concerning the size, structure and composition of the Board and its committees, and monitors the process to assess the Board’s effectiveness. In evaluating potential nominees to the Board, the Governance Committee will consider the criteria set forth in our Governance Guidelines and will consider candidates proposed by shareholders and evaluates them using the same criteria as for other candidates. Our Governance Guidelines are available at www.canterburypark.com under the tab “Corporate Governance Documents” on the “Investors” page. In 2022, the Governance Committee adopted a formal diversity policy. When evaluating candidates for nomination as new directors, the Governance Committee will consider, and will ask any search firm that it engages to provide, a set of candidates that includes qualified women and individuals from historically underrepresented groups. In 2021, the Governance Committee began to exercise oversight on behalf of the Board over environmental, social, and governance (ESG) matters. In 2022, the charter of the Governance Committee expanded the responsibility of the Governance Committee to include the responsibility to periodically review and assess the Company’s significant ESG issues, risks, and trends, and oversee our engagement with, and disclosures to shareholders and other interested parties, concerning ESG matters. The current members of the Governance Committee are John S. Himle (Chair), Carin J. Offerman, and Maureen H. Bausch. The Governance Committee held two meetings in 2021.

Meeting Attendance.

Our Board of Directors meets regularly during the year to review matters affecting the Company and to act on matters requiring Board approval. In 2021, the Canterbury Board held five regular meetings at which directors participated in person, by telephone, or video conference, and in addition held several informal meetings in which all or a majority of Board members participated. Meetings generally included an executive session without the presence of non-independent directors and management.

Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders. Each of our current directors attended at least 75% of the meetings of the Board and committees on which he or she served during 2021. Due to the COVID-19 pandemic, only three of the directors who were serving as of June 3, 2021 attended the Company’s 2021 Annual Meeting of Shareholders.

Director Nominations.

Nominee Selection Process. The Governance Committee is responsible for identifying, evaluating and recommending qualified candidates for nomination as directors. The nominees for the Annual Meeting were selected by the Governance Committee in March 2022 and all nominees were elected by shareholders at the 2021 Annual Meeting of Shareholders. The Governance Committee will consider candidates for Board membership suggested by its members, other Board members, as well as management and shareholders, subject to the requirements of our bylaws.

When identifying and evaluating new nominees to the Board of Directors, the Governance Committee generally first establishes a profile of the new Board member based upon criteria for selection as a nominee and the specific qualities or skills being sought based on input from members of the Board and, if the Governance Committee deems appropriate, a third-party search firm. The Governance Committee evaluates any candidates identified by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. One or more Governance Committee members and other directors may interview the prospective nominees in person, by video or by telephone. After completing the evaluation, the Governance Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

As disclosed elsewhere, Mr. Schenian will not be standing for re-election at the Annual Meeting due to his retirement from the Board. As part of the Board succession planning process that is overseen by the Governance Committee, the Governance Committee has initiated a director recruitment process with a view toward enhancing the gaming, real estate and other expertise relevant to our business and strategic direction and enhancing the diversity of the Board. In that respect, in March 2022, the Governance Committee adopted a formal policy with respect to diversity through its charter. Under that policy, when evaluating candidates for nomination as new directors, the Governance Committee will consider, and will ask any search firm that it engages to provide, a set of candidates that includes qualified women and individuals from historically underrepresented groups.

Our Governance Guidelines provide that the Board should generally have between five and nine directors. Following the Annual Meeting, the Board of Directors will be comprised of five directors. The Governance Committee believes that a Board of six or seven directors would be most appropriate at this time and intends to target its director recruitment process accordingly. In determining the number of directors serving on the Board, the Governance Committee will seek to ensure that Board of Directors has a diversity of talent and experience to draw upon, is able to appropriately staff the committees of the Board and is able to engage the directors in Board and committee service, all while maintaining efficient function and communication among members.

Criteria for Nomination to Board; Diversity Policy. While the Governance Committee has no specific minimum qualifications for director nominees, the Governance Committee has adopted a policy regarding critical factors to be considered in selecting director nominees, which include:

●	the nominee’s personal and professional ethics, integrity and values;

●

the nominee’s intellect, judgment, foresight, skills, experience (including understanding of marketing, operations, finance, real estate development events, gaming/racing and other elements relevant to the success of an organization such as Canterbury Park) and achievements, all of which are viewed in the context of the overall composition of the Board;

●	the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on the nominee serving as a director;

●	having a majority of independent directors on the Board; and

●	representation of the long-term interests of the shareholders as a whole and a diversity of backgrounds and expertise, which are most needed and beneficial to the Board and Canterbury Park.

In selecting the nominees, the Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed for effective governance.

The Governance Committee is committed to Board diversity and takes into account the personal characteristics, experience and skills of current and prospective directors, including gender, race and ethnicity, to ensure that a broad range of perspectives is represented on the Board to effectively perform its governance role and oversee the execution of our strategy. As noted above, the Governance Committee adopted a formal policy with respect to diversity through its charter. Under that policy, when evaluating candidates for nomination as new directors, the Governance Committee will consider, and will ask any search firm that it engages to provide, a set of candidates that includes qualified women and individuals from historically underrepresented groups.

Canterbury Board Diversity. Recently adopted Nasdaq listing requirements require each listed company to have, or explain why it does not have, two diverse directors on the Board. Smaller reporting companies, like Canterbury Park, can achieve these diversity objectives by having two female directors. Accordingly, our current Board composition is in compliance with the Nasdaq diversity requirements, which begin to take effect in August 2023.

The table below provides certain highlights of the composition of our current Board members. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of April 7, 2022)
Total Number of Directors	6
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	4	0	0
Part II: Demographic Background
White	2	4	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Retiring Director.

Director Dale H. Schenian will be retiring from the Board at the Annual Meeting and therefore, is not standing for reelection at the Annual Shareholders. We want to express our sincere appreciation for Mr. Schenian’s faithful and dedicated service. Mr. Schenian was a founding director of the Company in 1994 and has been a director since the Company was incorporated. Mr. Schenian served as Vice Chair of the Board from 1994 to October 2019 and upon retiring as Vice Chair of the Board, assumed the title as Vice Chairman Emeritus. The continuing directors are grateful for Mr. Schenian’s loyal and dedicated service to the Company.

Nominations by Shareholders.

The Board of Directors will consider qualified individuals proposed by shareholders along with other potential candidates when determining what individuals it will recommend for election at our annual shareholders meeting. Shareholders can submit proposed candidates, together with appropriate biographical information, to the Board of Directors at: Canterbury Park Holding Corporation, 1100 Canterbury Road, Shakopee, Minnesota 55379, Attention: Chief Executive Officer. Submissions will be forwarded to the independent directors for review and consideration.

Our bylaws provide that shareholders may directly nominate an individual for election to the Board at our shareholders meeting if certain procedures are followed. A shareholder wishing to formally nominate an individual to election to the Board at a future shareholder meeting should follow the procedure set forth below under the caption “Other Information – Shareholder Proposals and Nominees for 2023 Annual Meeting -- Shareholder Nominations” at the end of this proxy statement.

Code of Conduct.

We have adopted a Code of Conduct (the “Code”) applicable to all of our officers, directors, employees and consultants that specifies guidelines for professional and ethical conduct in the workplace. The Code also incorporates a special set of guidelines applicable to our senior financial officers, including the chief executive officer, chief financial officer and others involved in preparation of our financial reports. These guidelines are intended to promote the ethical handling of conflicts of interest, full and fair disclosure in periodic reports filed by us and compliance with laws, rules and regulations concerning this periodic reporting.

Contacting the Board of Directors.

Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors, generally, or to an individual director at: Canterbury Park Holding Corporation, 1100 Canterbury Road, Shakopee, Minnesota 55379. Communications received electronically or in writing are distributed to the full Board of Directors, a committee or an individual director, as appropriate, depending on the facts and circumstances described in the communication received. For example, a complaint regarding accounting, internal accounting controls or auditing matters will be forwarded to the Chair of the Audit Committee for review. Complaints and other communications may be submitted on a confidential or anonymous basis.

Board’s Role in Managing Risk.

In general, management is responsible for the day-to-day management of the risks the Company faces, while the Board, acting as a whole and through its standing committees, has responsibility for oversight of risk management. Senior management attends the regular meetings of the Board and is available to address questions and concerns raised by the Board related to risk management, and our Board regularly discusses with management identified major risk exposures, their potential financial and other business impact on the Company and steps that can be taken to manage these risks.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial statements and meets with the Company’s independent registered public accounting firm at regularly scheduled meetings to receive reports on the firm’s review of the Company’s financial statements. The Compensation Committee is responsible for managing risks in connection with our compensation policies, programs and practices and for managing risk associated with succession planning for the Chief Executive Officer position. The Governance Committee is responsible for managing risk associated with succession planning for the Board of Directors, as well as ESG and corporate governance matters generally.

PROPOSAL 1

ELECTION OF DIRECTORS

The Governance Committee has nominated and recommend for election as our directors the five individuals named below, each of whom is a current director of the Company. The Board of Directors believes that each nominee named below will be able to serve, but if a nominee is unable to serve as a director, the persons named in the proxies have advised us that they would vote for the election of such substitute nominee as the Governance Committee may propose.

Information regarding the experience, qualifications and other attributes that qualify each of the nominees to serve on the Company’s Board is set forth below.

MAUREEN H. BAUSCH, age 67, has served as a member of the Board since October 2019. Ms. Bausch is currently a partner in Bold North Associates, providing experiential and consulting services for retail, event and destination attraction businesses. Ms. Bausch served from December 2014 until February 2018 as CEO and an Executive Board Member of the Super Bowl Host Committee in connection with the February 4, 2018 Super Bowl LII held in Minneapolis. Prior to that, Ms. Bausch worked in positions of increasing responsibility at the Mall of America, serving most recently as Executive Vice President, managing the $1B asset. Ms. Bausch’s long and deep involvement and experience in the Minnesota community and the local retail, event and destination attraction businesses brings a good perspective to the Board with Canterbury’s continuing focus on its card casino, racing and special events.

MARK CHRONISTER, age 70, has been a director since October 1, 2020. Mr. Chronister retired in 2007 as an audit partner in the Minneapolis office of PricewaterhouseCoopers, LLP (PwC) after 34 years at the firm. From 2007 to current, Mr. Chronister has been focused on board and community service. Currently, Mr. Chronister is an Advisory Board member of RiskClimate LLC, a start-up creating enterprise risk management software for higher education, the past chair of Finance and Development Council for the Pax Christi Catholic Community, a past Treasurer and past Audit and Finance Committee Chair for the Science Museum of Minnesota, and an Advisory Board member for the Hendrickson Institute of Ethical Leadership, St. Mary’s University of Minnesota. Mark is also the Board Treasurer for the Minnesota USA Expo 2027. Mr. Chronister brings to the Board substantial financial expertise and he is an “audit committee financial expert.”

JOHN S. HIMLE, age 67, has served as a member of the Board of the Company since October 2019. Mr. Himle is Chief Executive Officer of Himle LLC, a specialized consultancy that advises companies, not-for-profit entities and other organizations with insight and strategy related to shaping complex business decisions and related matters. Mr. Himle was the founder and Chief Executive Officer of Himle Horner Inc. and Himle Rapp and Co. before selling his interests in 2017. He also served five terms in the Minnesota House of Representatives holding a series of leadership positions, including Assistant Majority Leader and Assistant Minority Leader. Mr. Himle’s experience in, and knowledge of, government, regulatory matters, risk management, public relations and communications bring a helpful and well-informed perspective to the Company as the Company pursues its card casino, racing, special events and real estate development opportunities.

CARIN J. OFFERMAN, age 73, has been a director of the Company since 1994 and was named lead independent director in October 2019. Ms. Offerman is currently engaged in private investment activities. From 1997 to 2000, Ms. Offerman was the President and CEO of Offerman & Company, a regional investment banking and retail broker-dealer firm, and from 1990 to 1997 was its Executive Vice President.  Prior to 1990, Ms. Offerman served in various capacities with Offerman & Company for the preceding six years, including as registered representative and sales retail manager.  Ms. Offerman was a member of the board of the Minnesota Thoroughbred Association from 1993 to 1996 and served as its President in 1993 and 1994.  Ms. Offerman has been an owner and breeder of both show horses and thoroughbreds, and she has been or is currently licensed as a horse owner in Minnesota, Iowa and Nebraska.  Ms. Offerman was also a member of the Minnesota Racing Commission’s Breeders Fund Advisory Board and served as its Chair from 2003 to 2017.  As a member of the Company’s Board of Directors, Ms. Offerman brings a unique blend of entrepreneurial experience, knowledge and experience in investment banking and finance, and an understanding of the local and national horse industry.

RANDALL D. SAMPSON, age 64, co-founded the Company with his father in 1994 and has served as its President and Chief Executive Officer and on the Company’s Board of Directors since inception.  Mr. Sampson was also named Executive Chairman of the Board on October 3, 2019. After graduating from college with a degree in accounting, Mr. Sampson worked for five years in the audit department of Deloitte & Touche where he earned his CPA certification.  He subsequently gained experience as a controller of a private company and, thereafter, served as a Chief Financial Officer of a public company before becoming one of the three co-founders of Canterbury Park Holding Corporation in 1994.  From 1987 to 1994, Mr. Sampson also managed Sampson Farms, a thoroughbred breeding and racing operation. Since 1999, Mr. Sampson has been a director of Communications Systems, Inc. Mr. Sampson is also a director and former vice president of the Thoroughbred Racing Association of North America. Prior to becoming Chief Executive Officer, Mr. Sampson was a horse owner and active in horse industry associations and advisory boards.  As the Company’s Executive Chairman and Chief Executive Officer, Mr. Sampson brings to the Board long-time experience in the horse industry, financial expertise with over 25 years of operating history at Canterbury Park, an in-depth understanding of the Company’s personnel, operations, real estate development efforts, financial performance, financial position, challenges and opportunities.

Board Voting Recommendation.

The Board of Directors Unanimously Recommends
Shareholders Vote “FOR” Each Nominee Identified in Proposal 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, based upon information available as of April 7, 2022, the beneficial ownership of shares of our common stock (i) by each person known by us to own of record or beneficially five percent or more of our common stock; (ii) by the Named Executive Officers listed in the Summary Compensation Table below; (iii) by each of our directors, who are also the director nominees; and (iv) by all of our current executive officers and directors as a group. Unless otherwise indicated, the persons listed below may be contacted by mail at 1100 Canterbury Road, Shakopee, Minnesota 55379.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	(1)	Percent of Class

Randall D. Sampson (2)(3)(4)	1,135,818	(5)	23.5%

Gabelli Asset Management, Inc.	612,188	(6)	12.7%
One Corporate Center
Rye, New York 10580-1435

Black Diamond Capital Management, LLC	593,427	(7)	12.3%
2187 Atlantic Street
Stamford, CT 06902

Gate City Capital Management, LLC	249,681	(8)	5.2%
425 South Financial Place
Chicago, IL 60605

Dale H. Schenian (3)	525,819	(9)	10.9%
Carin J. Offerman (3)(4)	109,564		2.3%
Mark Chronister (3)(4)	4,240		*
John S. Himle (3)(4)	8,162		*
Maureen H. Bausch (3)(4)	7,801		*
Randy J. Dehmer (2)	13,354		*
All current directors and executive officers as a group (7 persons)	1,804,758		37.4%

*	Indicates ownership of less than one percent

(1)

Includes the following number of shares not currently outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days of April 7, 2022 as follows: Mr. Sampson, 0 shares; Mr. Schenian, 5,755 shares; Ms. Offerman, 8,013 shares; Mr. Chronister, 4,240 shares; Mr. Himle, 6,568 shares; Ms. Bausch, 6,207 shares; Mr. Dehmer, 0 shares, and all current directors and executive officers as a group, 30,783 shares. These shares are treated as outstanding only when determining the amount and percent owned by the respective individual or group.

(2)	Named Executive Officer.

(3)	Director.

(4)	Nominee for election at the Annual Meeting.

(5)

Includes the following: (i) 136,694 shares of common stock held by the Marian Arlis Sampson Exempt Marital Trust, of which Mr. Sampson is one of five trustees and Mr. Sampson and another trustee each have been delegated authority by the trustees to act alone; (ii) 58,200 shares of common stock held by the Marian Arlis Sampson Revocable Trust, of which Mr. Sampson is the sole trustee; (iii) 140 shares of common stock held by the Marian Sampson IRA, of which Mr. Sampson is an attorney-in-fact authorized to act alone and Ms. Sampson retains authority to act on behalf of the Marian Sampson IRA; (iv) 667,387 shares of common stock held by Sampson Family Real Estate Holdings, LLC, of which Mr. Sampson is the sole manager; and (v) 300 shares of common stock held by the Sampson Family Foundation, a charitable foundation of which Mr. Sampson is one of five directors. The two officers of the Sampson Family Foundation have the authority to vote and dispose of the shares of common stock held by the Sampson Family Foundation. Mr. Sampson is not an officer of the Sampson Family Foundation. Mr. Sampson disclaims beneficial ownership of all of the shares of the Company’s common stock except those shares he holds individually or jointly with his spouse.

(6)

Based upon Amendment 25 to Schedule 13D filed by GAMCO Investors, Inc. on March 18, 2021, which reports shares beneficially owned as of March 17, 2021 by Gabelli Funds, GAMCO Asset Management, Teton Advisors, Inc., Gabelli & Company Investment Advisors, Inc. and MJG Associates, Inc.

(7)	Based upon Amendment No. 2 to Schedule 13G filed by Black Diamond Capital Management, L.L.C. and Stephen H. Deckhoff, on February 14, 2022 reporting beneficial ownership as of December 31, 2021.

(8)	Based upon Amendment No. 1 to Schedule 13G filed by Gate City Capital Management, LLC, on February 14, 2022 reporting beneficial ownership as of December 31, 2021.

(9)	Includes 33,000 shares held by Mr. Schenian’s spouse as to which beneficial ownership is disclaimed.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, which currently consists of Mark Chronister (Chair), Carin J. Offerman, and John S. Himle, held four meetings during 2021 with management and our independent registered public accounting firm. These meetings also included executive sessions designed to facilitate and encourage private communication between the Audit Committee and our independent registered public accounting firm.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2021 with management and Wipfli at its meeting on March 16, 2022. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also reviewed and discussed with the independent registered public accounting firm, the firm’s judgments as to the quality of the accounting principles applied in our financial reporting and the critical audit matter (‘‘CAM’’) addressed in the audit and the relevant financial statement accounts or disclosures that relate to the CAM. The discussions with Wipfli also included the matters required to be discussed by the applicable auditing standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties).

Wipfli also provided to the Audit Committee the written disclosures and the letter regarding its independence required by PCAOB Auditing Standard No. 16. This information was discussed with the Audit Committee.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors:

Mark Chronister (Chair)
Carin J. Offerman
John S. Himle

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Wipfli LLP has been the Company’s independent registered public accounting firm since August 31, 2014. The Board of Directors, upon recommendation of the Audit Committee, is requesting shareholder ratification of the appointment of Wipfli to serve as the independent registered public accounting firm for the Company for the current fiscal year ending December 31, 2022. A representative of Wipfli is expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Fees Billed and Paid to Independent Registered Public Accounting Firms.

The table below provides a summary of fees paid to Wipfli for professional services rendered in the two fiscal years ended December 31, 2021 and 2020:

Fee Category	2021	2020

Audit Fees	$192,040	$144,462
Audit-Related Fees	2,500	-
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$194,540	$144,694

Audit Fees. This category consists of fees billed for professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports, auditing of our benefit plans, and the issuance of consent in connection with registration statement filings with the SEC.

Audit-Related Fees. This category consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not otherwise reported under “Audit Fees.” In 2021, the Company paid Wipfli $2,500 for developing agreed upon procedures required under a material contract with a third party. The Company paid Wipfli no such fees in 2020.

Tax Fees. This category consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and acquisitions. The Company paid no fees to Wipfli for tax compliance, tax advice, or tax planning in 2021 or 2020.

All Other Fees. This category consists of all fees paid to the independent registered public accounting firm for matters than the three listed above. The Company paid Wipfli no such fees in 2021 or 2020.

Audit Committee Pre-Approval Policies and Procedures.

We have adopted a written pre-approval policy for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $10,000 to one of its members, but requires that the member report such pre-approval at the next full Audit Committee meeting. The Audit Committee may not delegate its pre-approval authority for any services rendered by our independent auditors relating to internal controls. This pre-approval policy prohibits delegation of the Audit Committee’s responsibilities to our management. Under the pre-approval policy, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor. The policy prohibits the Audit Committee from approving certain non-audit services may not be provided by the independent auditor under law.

All of the services described above for 2021 and 2020 were pre-approved by the Audit Committee before Wipfli was engaged to render the services.

Vote Required for Shareholder Approval.

The affirmative vote of a majority of the outstanding shares of the Company’s common stock voting at the annual meeting in person or by proxy is required for shareholder ratification of the appointment of Wipfli to serve as the Company’s independent registered public accounting firm for the 2022 fiscal year.

Board Voting Recommendation.

The Board of Directors Unanimously Recommends
Shareholders Vote “FOR”
Proposal 2: Ratification of Appointment of Wipfli LLP.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Our Board of Directors determined that an advisory vote on named executive officer compensation (commonly referred to as “say-on-pay”) will be held every three years. As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to cast an advisory vote on named executive officer compensation.

As described in the section entitled “Executive Compensation Programs and Practices,” we have designed our executive compensation program to implement core compensation principles, including pay for performance and alignment of our management’s interests with those of our shareholders. Under these programs, we reward our Named Executive Officers in large part for the achievement of specific financial performance goals and design incentive compensation programs to drive achievement of financial performance, both in the short-term and long-term. We encourage shareholders to read the “Executive Compensation Programs and Practices” section of this proxy statement for a more detailed discussion of our executive compensation programs, including information about 2021 compensation of our Named Executive Officers.

The say-on-pay proposal presented at our 2019 Annual Meeting of Shareholders received 98.7% approval by our shareholders. Although the vote was non-binding, the Compensation Committee believes this level of approval percentage indicates that our shareholders strongly support our core compensation principles and our executive compensation program.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholder to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Canterbury Park Holding Corporation approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in Canterbury Park Holding Corporation’s proxy statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Vote Required for Shareholder Approval.

Approval of this Proposal 3 requires the affirmative vote of the holders of the majority of the shares present, in person or by proxy, and entitled to vote on this Proposal 3. While this vote is advisory, and not binding on the Compensation Committee or the Board of Directors, it will provide valuable information that the Compensation Committee will be able to consider when determining executive compensation philosophy, policies and practices for the remainder of 2022 and future years.

Board Voting Recommendation.

The Board of Directors Unanimously Recommends
Shareholders Vote “FOR”
Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation.

EXECUTIVE COMPENSATION PROGRAMS AND PRACTICES

Role of the Compensation Committee in the Compensation Process.

The Compensation Committee has the following duties and responsibilities relating to executive compensation:

●	To review, approve and oversee our overall compensation strategy;

●

To review and recommend the compensation and other terms of employment of Randall D. Sampson, our Chief Executive Officer, and other executive officers (our executive officers that are identified in the “Summary Compensation Table” below are referred to as the “Named Executive Officers” or “NEOs”), and recommend to the entire Board the compensation and the other terms of employment of these officers; and

●

To oversee the administration of the Company’s incentive-based or equity-based compensation plans and periodically consider and recommend changes in existing plans or the adoption of other or additional equity-based compensation plans.

Under its charter, the Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its duties. In October 2019, the Compensation Committee engaged Total Rewards Group, LLC, an executive compensation consulting firm, to provide recommendations and advice to the Compensation Committee. The Compensation Committee continued to refer to these recommendations and advice in setting compensation programs for 2021 as described below.

In discharging its responsibilities, the Compensation Committee solicits certain information and advice from our President and Chief Executive Officer, our Senior Vice President of Finance and Chief Financial Officer, and our Vice President of Human Resources. These officers participate in the deliberations of the Compensation Committee regarding compensation of other employees, including providing information regarding salary history, historical bonus practices and related financial data, the responsibilities and performance of employees and recommendations regarding the appropriate levels of compensation, but do not take part in deliberations regarding their own compensation.

Objectives of Our Compensation Programs.

It is the objective of the Compensation Committee to provide competitive levels of compensation that will attract, motivate and retain executives with superior leadership and management abilities and to provide incentives to executive officers so that we may achieve superior financial performance and to structure the forms of compensation paid to align the interests of our executive officers with those of the Company. With these objectives in mind, it has been our practice to provide a mix of base salary, bonus compensation, long-term, equity-based compensation and retirement compensation. Historically, base salary has represented approximately 75% or more of the total value of executive officer compensation, with cash bonuses, the value of long-term equity compensation and retirement compensation comprising the remainder. The Compensation Committee believes that these forms of compensation provide an appropriate combination of competitive fixed pay and variable pay as incentives to motivate superior short-term operational performance balanced with other incentives to achieve longer term operational goals and positive long-term stock price performance.

Information about the Components of our Compensation Programs.

Base Salary and Deferred Stock In Lieu of Increases

We establish base salaries for our executive officers by reference to base salaries paid to executives in similar positions with similar responsibilities. We review the base salaries annually and adjustments, if any, are usually made in February or March of each year. The Compensation Committee consider other factors, including Company financial performance and subjective judgments by the Compensation Committee on individual performance based on factors such as development and execution of strategic plans, changes in areas of responsibility, the development and management of employees and participation in industry, regulatory or political initiatives beneficial to our business. The Compensation Committee does not, however, assign specific weights to these various qualitative factors in making decisions on base compensation.

For 2020, the Compensation Committee considered the input of its compensation consultant, Total Rewards Group, in setting the initial 2020 base salaries for the named executive officers, which reflected a 3% increase from 2019. The 2020 initial base salaries of Messrs. Sampson and Dehmer were $271,465 and $200,000, respectively.

Beginning on April 1, 2020, the salaries for our Named Executive Officers were significantly impacted by our efforts to reduce expenses and preserve liquidity in response to the COVID-19 pandemic and its impact on our business. In response, the Compensation Committee implemented as series of adjustments beginning on April 1, 2020 that resulted in the base salaries of Messrs. Sampson and Dehmer being at a reduced level from April 1, 2020 to the end of 2020. At the end of 2020, Mr. Sampson’s and Mr. Dehmer’s base salaries then in effect reflected a total reduction of 25% and 20% from their respective initial base salaries set at the beginning of 2020.

On January 27, 2021, the Board of Directors approved, based upon the recommendation of the Compensation Committee, a 10% increase in the then-effective base salaries of Mr. Sampson and Mr. Dehmer given our expectations that we would be able to return to more normalized operations in 2021. However, the base salaries of Mr. Sampson and Mr. Dehmer continued to be reduced as compared to their base salaries in effect at the beginning of 2020.

In February 2021, the Compensation Committee again reviewed base salaries for executive officers in light of our business, our plans for operations and the impacts of the COVID-19 pandemic at that time. While recognizing the need to preserve cash and liquidity in 2021, the Compensation Committee also recognized the contributions of these executive officers in their roles and the desire of the Compensation Committee to deliver market-competitive base pay. In order to address these competing factors, the Compensation Committee approved an award of deferred stock instead of increasing the base salaries of Messrs. Sampson and Dehmer at that time. The Compensation Committee viewed the deferred stock awards as a means to deliver value to the executives without utilizing cash and without subjecting the executives to the volatility of our stock price as with a stock option. The Compensation Committee approved an award of deferred stock to Messrs. Sampson and Dehmer of 3,600 shares and 1,800 shares, with vesting on the one-year anniversary of the date of grant. The deferred stock award corresponded to the approximate decrease in base salary for Messrs. Sampson and Dehmer of $42,643 and $21,500, respectively, if continued throughout 2021. The one-year vesting corresponded to the time frame in which the Compensation Committee intended to deliver the award’s value given that the deferred stock awards were in lieu of an increase to annual base salaries.

On October 13, 2021, the Board of Directors approved, based on the recommendation of the Compensation Committee, merit increases in the annual base salaries of Mr. Sampson and Mr. Dehmer due to our strong financial performance through the third quarter of 2021, which continued into the fourth quarter of 2021. Mr. Sampson’s base salary was increased to $250,357, or an 8.5% merit increase; and Mr. Dehmer’s bases salary was increased to $210,000, or a 5% merit increase. The increase was effective the first pay period in July 2021. At that time and through the remainder of 2021, Mr. Sampson’s adjusted base salary of $250,357 continued to be less than his pre-COVID-19 pandemic base salary of $271,465.

Bonus Compensation for 2021

Historically, the Compensation Committee has used cash bonuses to provide exempt level employees, including executive officers, with an opportunity to receive additional cash compensation, but only if earned based on individual performance and the Company’s financial performance. Each year, the Compensation Committee has typically adopted a plan for paying annual incentive compensation to the NEOs, as well as other officers and key employees called the Canterbury Park annual incentive plan. Under the annual incentive plan, participating employees including the NEOs were able to earn a percentage of their respective annual base salaries based upon achievement of performance goals set by the Compensation Committee relating to specified performance measures determined by the Compensation Committee.

Due to the general uncertainty that persisted throughout 2021 and the challenges associated with setting targets at the beginning of 2021 for financial performance goals, the Compensation Committee did not adopt a 2021 annual incentive plan. Instead, the Compensation Committee determined that it would award discretionary cash bonuses if such bonuses were justified by our financial performance in 2021. The Compensation Committee believes that discretionary bonuses should be performance based. The Compensation Committee determined that it would exercise its discretion consistent with the historic design of the annual incentive plan, capped at 150% of historic target amounts. Accordingly, the Compensation Committee considered our performance for 2021 adjusted income from operations (AIFO) and 2021 revenue as compared to 2021 budgeted amounts, as well as bonus opportunities at target achievement for Mr. Sampson and Mr. Dehmer of 35% and 25%, respectively. In establishing the target bonus opportunities, the Compensation Committee sought input from its compensation consultant and agreed that the relatively modest increase would appropriate reward employees for their contributions, make the Company more competitive in the talent market, and encourage retention, as well as right size the compensation to the Company’s future expected size and peer group for compensation. In addition to these quantitative factors, the Compensation Committee also considered the Company’s very strong financial performance in 2021 in light of the challenges we faced in 2021 in returning to normalized operations and the performance of Mr. Sampson and Mr. Dehmer in addressing these challenges. After consideration of these factors, the Compensation Committee approved bonuses to Mr. Sampson and Mr. Dehmer of $117,899 and $73,039, respectively.

Determinations Under the Long-Term Incentive Plan for 2021

The Company has adopted a plan for paying long-term, performance-based incentive compensation to the Company’s NEOs and other Senior Executives called the Canterbury Park Long Term Incentive Plan (the “LTI Plan”). The LTI Plan authorizes the grant of Long Term Incentive Awards that provide an opportunity to executive officers and other senior officers to receive a payment (a “payout”) in cash or shares of the Company’s common stock to the extent of Company achievement at the end of a period greater than one year (the “performance period”) in comparison to performance goals established for the performance period. The LTI Plan is a sub-plan of the Company’s Stock Plan. Further information regarding the LTI Plan is provided in and the text of the LTI Plan is an exhibit to the Company’s Form 8-K Report filed April 5, 2016.

The following summarizes the Compensation Committee’s historic practice in implementing the LTI Plan each year. Performance is measured over three-year performance periods. The performance goals currently used are adjusted income from operations and revenue. At the beginning of each three-year performance period, the Compensation Committee determines (i) performance goals for each of the three years in the performance period and (ii) the payout opportunities for each executive officer and other senior officers to earn incentive compensation as a percentage of his or her average annual base salary over the three-year period. Under the matrices associated with each three-year performance period, achievement of the performance goals at less than target for that year results in a decreasing payout earned and, if achievement fails to meet the minimum performance goals for that year, the participant will not earn any payout under the LTI Plan for that year. Following the end of each three-year performance period, the Company averages achievement in the three years compared to performance goals and compares the result to target achievement to determine the payout earned, which is then paid in common stock.

Due to the general uncertainty that persisted at the beginning of 2021 when the 2021 to 2023 LTI Plan would have been adopted and the challenges in developing a three-year forecast for an LTI Plan for the 2021-2023 performance period, the Compensation Committee did not adopt an LTI Plan for three-year performance period of 2021 to 2023. Instead, the Compensation Committee granted deferred stock awards in February 2021 with view that these awards accomplish similar compensation-related purposes to the 2021 to 2023 LTI Plan. Specifically, the Compensation Committee believed that the deferred stock awards incorporated elements of the long-term incentives provided by the LTI Plan through the three-year vesting period, provided meaningful incentives for Company performance generally over that three-year vesting period (which in turn would drive stock price appreciation), and allowed the necessary flexibility in incentivizing performance that fixed performance criteria could not. The Compensation Committee determined the size of the deferred stock awards by targeting approximately 75% of the target opportunity that the executive officers would have had under the 2021 to 2023 LTI Plan had it been adopted. Based upon these factors, in February 2022, the Compensation Committee granted 5,400 shares of deferred stock to Mr. Sampson and 2,700 shares of deferred stock to Mr. Dehmer. These deferred stock awards were granted from the Company’s Stock Plan and will vest in equal 1/3 increments on each of the three anniversaries of the grant date.

However, consistent with its past practices, the Compensation Committee made determinations relating to 2021, which impacted the third year of the 2019 to 2021 LTI Plan as explained below. For 2021, the only outstanding LTI Plan was the 2019 to 2021 LTI Plan.

In February 2022, the Compensation Committee made determinations regarding the achievement of 2021 performance goals under the 2019 to 2021 LTI Plan. Mr. Sampson’s opportunity under the 2019 to 2021 LTI Plan as a percentage of his 2019 to 2021 average annual base salary was 25% at target and 37.5% at maximum. Mr. Dehmer’s opportunity under the 2019 to 2021 LTI Plan as a percentage of his 2019 to 2021 average annual base salary was 20% at target and 30% at maximum. The Compensation Committee indicated it was more appropriate to use unadjusted base pay for the purposes of calculating the payout under the 2019 to 2021 LTI Plan so that the participants were not further penalized for the base pay reduction due to the our COVID-19 pandemic cash conservation efforts, particularly given management’s efforts in handling our COVID-19 pandemic response and the 2021 financial results. For 2021, the Compensation Committee determined that we achieved the maximum level of performance goals for 2021 relating to adjusted income from operations, which had maximum of $10,210,000 as compared to our actual adjusted income from operations of $10,934,000. For 2021, the Compensation Committee also determined that we achieved more than the minimum but less than the target performance goals for 2021 relating to revenue, which had a minimum of $59,832,000 as compared to our actual revenue of $59,884,000.

The Compensation Committee did not adjust the performance period, performance goals or performance targets for any portion of the 2019 to 2021 LTI Plan to account for any adverse impacts arising from the COVID-19 pandemic. Based upon the achievements of the performance goals for the first year and third year (2019 and 2021) in the 2019 to 2021 LTI Plan, the Compensation Committee averaged the achievement for the 2019 to 2021 performance period to determine that Mr. Sampson would earn a payout of $35,243 and Mr. Dehmer would earn a payout of $18,661, which at a stock price of $14.81 resulted in the issuance of 2,379 shares to Mr. Sampson and 1,260 shares to Mr. Dehmer, respectively.

Employment Arrangements with Named Executive Officers and Post-Employment Compensation.

For 2021, we did not have any employment agreements with any of our executive officers, each of whom serves “at will.” Additionally, we do not have any contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to the Named Executive Officer at, following, or in connection with any termination or change-in-control.

Other Compensation.

The Company does not pay its executive officers compensation other than as described above. In particular the Company does not provide for personal benefits or perquisites (“perks”) as a significant element of compensation of the Named Executive Officers, in particular, or employees of the Company generally.

Summary Compensation Table.

The following table presents the compensation earned for services in all capacities during 2021 and 2020 by (i) our Chief Executive Officer, Randall D. Sampson and (ii) our Senior Vice President of Finance and Chief Financial Officer, Randy J. Dehmer (together referred to as our “Named Executive Officers”).

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	All Other Compensation ($)(1)	Total ($)
Randall D. Sampson	2021	239,531	117,899	167,550	9,183	534,163
President and Chief Executive Officer	2020	232,990	-	123,797	11,926	368,713
Randy J. Dehmer	2021	194,769	73,038	85,185	5,845	358,837
Senior Vice President of Finance and Chief Financial Officer	2020	180,846	-	60,885	5,712	247,443

(1)

The components of this amount include the Company’s contributions in cash or stock to the Company’s 401(k) plan to partially match contributions by the respective individuals and the Company paid premium on executive term life insurance.

(2)

The values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and Item 402(r)(2)(iv) of Regulation S-K, using the assumptions discussed in Note 5, “Stockholders’ Equity and Stock-Based Compensation” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. This amount represents both the payout of the LTI shares and deferred stock awards granted in the year noted.

Outstanding Equity Awards at Fiscal Year-End.

The following table sets forth certain information concerning outstanding equity awards held by Named Executive Officers as of December 31, 2021.

	Stock Awards
Name	Number of Unvested Stock Awards (#)	Market Value of Unvested Stock Awards ($) (1)
Randall D. Sampson	3,400 (2)	58,752
Randall D. Sampson	3,600 (3)	62,208
Randall D. Sampson	5,400 (4)	93,313
Randy J. Dehmer	2,200 (2)	38,016
Randy J. Dehmer	1,800 (3)	31,104
Randy J. Dehmer	2,700 (4)	46,656

(1)	Value based on a share price of $17.28, which was the closing sales price of our common stock on The Nasdaq Stock Market on December 31, 2021.

(2)	Deferred stock awards vested 60% in December 2020 with the remaining 40% to be vested one-half in March 2022 and one-half in March 2023.

(3)	Deferred stock awards vesting 100% in February 2022.

(4)	Deferred stock awards vesting 33% in February 2022, 2023, and 2024.

DIRECTOR COMPENSATION

Cash Compensation.

Each non-employee director receives a retainer paid at the annual rate of $30,000 for service as a director. In addition, non-employee directors receive compensation for service on Board committees. Members of the Audit Committee receive a retainer paid at the annual rate of $8,000, and the Chair of the Audit Committee receives an additional retainer paid at the annual rate of $4,000. Members of the Compensation Committee receive a retainer paid at the annual rate of $4,000, and the Chair of the Compensation Committee receives an additional retainer paid at the annual rate of $8,000. Members of the Governance Committee receive a retainer paid at the annual rate of $4,000, and the Chair of the Governance Committee receives an additional retainer paid at the annual rate of $4,000.

Starting in April 2020, we modified the cash compensation paid to non-employee directors in an effort to preserve cash during the COVID-19 pandemic. This change was recommended by the Compensation Committee and approved by the Board. This change resulted in non-employee directors receiving deferred stock awards on June 25, 2020 in lieu of cash payments for their services on Board committees from April 2020 through June 2021. The Board retainer of $30,000 continued to be paid in cash.

Equity Compensation.

Non-employee members of our Board receive equity compensation pursuant to the terms of the Company’s Stock Plan. Under the Stock Plan, the Board has the authority to determine prior to each annual meeting of shareholders equity compensation to be paid to each non-employee director elected or re-elected at such annual meeting, including (1) whether the equity compensation should be in the form of an award of restricted stock, or deferred stock, or an award of non-qualified stock options (NQSOs), or any combination of these, and (2) the number of shares covered by the award or awards. Any awards of deferred stock, restricted stock, or NQSOs, or any combination of these, become effective and are paid to those individuals elected or re-elected as non-employee directors at the annual meeting of shareholders following the Board determination. Any award will not vest unless the non-employee director continues to serve as a director until the next following annual meeting of shareholders, and resale of the restricted stock, stock issued under a restricted stock or deferred stock award, or shares acquired upon exercise of the NQSOs may not occur until two years after the date of the annual meeting at which the awards were granted. Pursuant to Board action on June 3, 2021, the non-employee directors elected at the 2021 annual meeting, Ms. Bausch, Mr. Chronister, Mr. Himle, Ms. Offerman, and Mr. Schenian each received an award of 2,142 shares of deferred stock on June 3, 2021. This deferred stock award will vest June 3, 2022, but not be delivered until June 3, 2023.

2021 Director Compensation.

The following table presents the cash and other compensation paid by us to each non-employee member of our Board of Directors in 2021:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Maureen H. Bausch	$34,667	$30,000	$64,667
Mark Chronister	$39,333	$30,000	$69,333
John S. Himle	$39,333	$30,000	$69,333
Carin J. Offerman	$44,000	$30,000	$74,000
Dale H. Schenian	$30,000	$30,000	$60,000

(1)	Represents a combination of retainers and committee fees received in 2021 as described above.

(2)

Represents deferred stock awards granted on June 3, 2021, that vests 100% on June 3, 2022 and will be subject to restrictions on resale for an additional year. The values expressed represent the aggregate grant date fair value for these fiscal 2021 deferred stock awards as determined pursuant to Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC 718”), using the assumptions discussed in Note 5, “Stock Based Compensation,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

For a summary of the stock awards held by Mr. Sampson at December 31, 2021, please see “Executive Compensation Programs and Practices – Outstanding Equity Awards at Fiscal Year End.” No non-employee director held any option awards at December 31, 2021. As of December 31, 2021, the non-employee directors held the following number of deferred stock awards: Ms. Bausch, 6,207 shares, Mr. Chronister, 4,240 shares, Mr. Himle, 6,568 shares, Ms. Offerman 8,013 shares, and Mr. Schenian, 5,755 shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since the beginning of 2021, we have not entered into any transaction, and there are no currently proposed transactions, in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest.

Our Audit Committee Charter provides that the Audit Committee is responsible for reviewing, approving and providing oversight in regard to related party transactions. Our Code of Conduct also prohibits our employees, including our executive officers, and our directors from engaging in conflict-of-interest transactions, certain of which may also be transactions in which we and a related person has or will have a direct or indirect material interest. By its charter, the Audit Committee is empowered to periodically review the Code of Conduct, as well as any other programs established to monitor compliance with any codes of conduct or business ethics policies established in the future.

While we do not have a written policy regarding the standards to be applied by our Audit Committee in reviewing conflict of interest transactions, Minnesota law establishes a procedure to be applied to such transactions which focuses on full disclosure of all of the material facts of the transaction to the Audit Committee, approval of the transaction by disinterested directors, and a showing that the transaction was fair and reasonable to the Company at the time it was authorized, approved, or ratified. We believe the Audit Committee would apply these same standards to any potential transaction in which the Company was a participant and in which any related person had or would have a direct or indirect material interest.

OTHER INFORMATION

Shareholder Proposals and Nominees for 2023 Annual Meeting.

The proxy rules of the Securities and Exchange Commission permit our shareholders, after timely notice to us, to present proposals for shareholder action in our proxy statement where these proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the Commission’s proxy rules. The next annual meeting of the shareholders of Canterbury Park Holding Corporation is expected to be held on or about June 1, 2023 and proxy materials in connection with that meeting are expected to be mailed on or about April 20, 2023. Shareholder proposals prepared in accordance with the Commission’s proxy rules must be received at our corporate office, 1100 Canterbury Road, Shakopee, Minnesota 55379, Attention: President, by December 21, 2022, in order to be considered for inclusion in the Board of Directors’ proxy statement and proxy card for the 2023 Annual Meeting of Shareholders. Any such proposals must be in writing and signed by the shareholder.

Our Bylaws establish an advance notice procedure with regard to (i) business shareholders may wish to present directly at an annual meeting of our shareholders and (ii) the nomination by shareholders of candidates for election as directors. Any shareholder wishing to raise an item of proper business or a nominee directly at an annual meeting must timely comply with the procedural and content requirements of our Bylaws.

Properly Brought Business. Our Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of that shareholder’s intention to bring that business before the meeting. To be timely, the notice must be given by the shareholder to the Secretary of the Company not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Section 2.9 of our Bylaws, which are available for inspection by our shareholders at our principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with our Bylaws.

Shareholder Nominations. Our Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by a shareholder to the Secretary of the Company not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. The notice to us from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Section 3.7 of our Bylaws, which are available for inspection by shareholders as described above. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, that person would not be eligible for election as a director.

In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules (once effective) under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-9 under the Exchange Act no later than April 3, 2023, which is 60 days prior to the anniversary date of the 2022 Annual Meeting.

Annual Report.

For its Annual Report to Shareholders for 2021, the Company is providing its Annual Report on Form 10-K for its fiscal year ended December 31, 2021 as filed with the Securities and Exchange Commission in connection with paper and electronic deliveries of this proxy statement, and it is also available at https://canterbury-park-holding-corporation.ir.rdgfilings.com/all-sec-filings/. Shareholders may also request our 2021 Annual Report on Form 10-K as filed with the Securities and Exchange Commission by writing to the Secretary of the Company at our address on the first page of this proxy statement.

Other Matters.

Management knows of no other matters that will be presented at this 2022 Annual Meeting of Shareholders. If any other matters are properly presented at the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxy.

By Order of the Board of Directors, /s/ Randall D. Sampson Randall D. Sampson President and Chief Executive Officer

CANTERBURY PARK

CANTERBURY PARK HOLDING CORPORATION
1100 CANTERBURY ROAD
SHAKOPEE, MN 55379

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/01/2022 for shares held directly and by 11:59 P.M. ET on 05/30/2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/01/2022 for shares held directly and by 11:59 P.M. ET on 05/30/2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Five Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Maureen H. Bausch 02) Mark Chronister 03) John S. Himle 04) Carin J. Offerman 05) Randall D. Sampson

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: The proxies are authorized in their discretion, to vote upon such other business as may properly come before the meeting.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000549281_1 R1.0.0.24

CANTERBURY PARK HOLDING CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

June 02, 2022
10:00 a.m. Central Daylight Time

Canterbury Park Holding Corporation
1100 Canterbury Road
Shakopee, Minnesota

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com

---

Canterbury Park Holding Corporation
1100 Canterbury Road
Shakopee, Minnesota 55379
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Carin J. Offerman and Randall D. Sampson, as proxies, with full power of substitution, to vote all the shares of common stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Canterbury Park Holding Corporation to be held on Thursday, June 02, 2022 at 10:00 a.m. Central Daylight Time at Canterbury Park, 1100 Canterbury Road, Shakopee, Minnesota 55379, or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournment thereof, hereby revoking all former proxies.

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH NOMINEE NAMED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided.

0000549281_2 R1.0.0.24

Continued and to be signed on reverse side